EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports First Quarter 2020 Financial Results

Strong gross profit margin of 30.3%; non-GAAP gross profit margin of 31.9%
EPS of $0.92, non-GAAP EPS of $2.45
Includes pretax impairment and restructuring charge of $137.5 million, or $1.53 per diluted share
Generated cash flow from operations of $170.8 million, an increase of 45.7% year-over-year
Repurchased $300.0 million of Reliance common stock
Maintains quarterly dividend of $0.625 per share

LOS ANGELES, April 23, 2020 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the first quarter ended March 31, 2020 (in millions, except tons which are in thousands and per share amounts).

			Sequential Quarter		Year-Over-Year
	Q1 2020	Q4 2019	% Change	Q1 2019	% Change
Income Statement Data:
Net sales	$2,572.9	$2,447.8	5.1%	$2,956.6	(13.0%)
Gross profit[1]	$780.7	$794.2	(1.7%)	$866.9	(9.9%)
Gross profit margin[1]	30.3%	32.4%	(2.1%)	29.3%	1.0%
Non-GAAP gross profit margin[1,2]	31.9%	32.4%	(0.5%)	29.3%	2.6%
Impairment and restructuring charges	$137.5	$—	*	$—	*
Pretax income	$83.1	$209.6	(60.4%)	$255.5	(67.5%)
Non-GAAP pretax income[2]	$220.6	$209.6	5.2%	$255.5	(13.7%)
Net income attributable to Reliance	$61.7	$165.6	(62.7%)	$190.1	(67.5%)
Diluted EPS	$0.92	$2.44	(62.3%)	$2.80	(67.1%)
Non-GAAP diluted EPS[2]	$2.45	$2.44	0.4%	$2.80	(12.5%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$170.8	$347.4	(50.8%)	$117.2	45.7%
Free cash flow[3]	$115.3	$288.0	(60.0%)	$64.2	79.6%
Net debt-to-total capital[4]	25.4%	21.4%		29.8%

Capital Allocation Data:
Capital expenditures	$55.5	$59.4		$53.0
Acquisitions, net	$—	$176.8		$—
Dividends	$41.9	$38.0		$39.6
Share repurchases	$300.0	$—		$—

Key Business Metrics:
Tons sold	1,468.8	1,375.7	6.8%	1,502.0	(2.2%)
Tons sold (same-store)	1,466.8	1,375.7	6.6%	1,502.0	(2.3%)
Average selling price per ton sold	$1,742	$1,763	(1.2%)	$1,958	(11.0%)
Average selling price per ton sold (same-store)	$1,727	$1,763	(2.0%)	$1,958	(11.8%)

* Not meaningful.
Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“We had a strong start to the year following several financial performance records in 2019,” said Jim Hoffman, President and Chief Executive Officer of Reliance. “Overall demand levels were healthy through most of the first quarter of 2020. Our strong non-GAAP gross profit margin of 31.9% was above our estimated sustainable range of 28% to 30% and produced non-GAAP gross profit dollars of $820.5 million on net sales of $2.57 billion, and non-GAAP pretax income of $220.6 million. Our non-GAAP earnings per diluted share of $2.45 significantly exceeded our first quarter guidance.”

Mr. Hoffman continued, “Our thoughts go out to everyone around the world fighting the COVID-19 pandemic, and especially those on the front-lines helping the people who are directly impacted. Most of our locations continue to operate albeit at reduced levels as essential businesses under the United States Department of Homeland Security Cybersecurity and Infrastructure Security Agency guidance. The health, safety and wellbeing of our employees is our most important core value at Reliance. We have taken stringent actions to implement social distancing and improved sanitation measures in the workplace to comply with heightened safety standards. We continue to work closely with our suppliers to maintain our strong partnerships to withstand these challenging circumstances. We are engaged with and listening to our customers and adapting to address and support their needs through this uncertain and difficult time. Importantly, many of our companies are supporting customers on mission critical projects to aid in the COVID-19 response around the country.”

Mr. Hoffman concluded, “We have taken difficult but appropriate actions in response to the COVID-19 pandemic, including workforce reductions, to right-size our operations to sustainable levels. We believe this will allow us to emerge from this current crisis intact, prepared and positioned to face new business realities, including the ability to quickly ramp up with our customers and suppliers, and to recall laid off employees when the time comes. Although the current situation is unlike anything we have experienced, we believe the resilience of our business model will help us manage through this particularly challenging time just as it has in the past. As we look to the future, we believe our diversification strategy and our focus on higher margin business and value-added processing will help support us through the recovery that will follow this crisis. Our strong balance sheet and counter-cyclical cash flow enable us to continue operating our business today, preserve jobs for the majority of our employees, help support future customer demand, and strategically partner with our key suppliers once this situation stabilizes. We believe that we are well positioned to emerge from this situation as a stronger and more innovative company.”

End Market Commentary
Reliance services diverse end markets and provides a wide range of products and processing services, generally in small quantities on a when-needed basis. Due to a relatively healthy demand environment during the first quarter of 2020, the Company’s shipments increased 6.8% compared to the fourth quarter of 2019, in-line with expectations resulting from the normal seasonal increase in shipping volumes compared to the fourth quarter of 2019.

Demand in non-residential construction, Reliance’s largest end-market, was solid in the first quarter, with ongoing strength in shipment volumes of carbon steel structural and tubing products. While some second quarter projects are beginning to be deferred, the Company is cautiously optimistic that demand trends will recover once construction activity picks back up after COVID-19 related shelter in place orders are lifted.

Demand for the toll processing services Reliance provides to the automotive market was strong in January and February. However, the sudden closure of many automotive OEMs and steel and aluminum mills in mid-March due to COVID-19 sharply reduced demand and resulted in Reliance cutting production at its toll processing operations in both the U.S. and Mexico, including workforce reductions of almost 50%. While the duration of the closures remains highly uncertain at this time, the Company believes it is very well positioned to support increased production levels as the automotive market recovers due to its proactive investments in facilities and value-added processing equipment and the expectation of its ability to quickly recall its highly skilled employees.

Commercial aerospace demand was relatively steady during the first quarter. Beginning in the second quarter of 2020, Reliance anticipates activity for commercial aerospace will decline as a direct result of COVID-19 but is uncertain of the long-term impact at this time. Demand in the aerospace defense market has remained stable at strong levels.

Demand in heavy industry was steady in the first two months of the first quarter. However, reductions in both agricultural and construction equipment spending declined significantly in March and have resulted in an uncertain future outlook.

Demand in the energy (oil and gas) market remains at low levels. Given changes in drilling technology and increased global oil production that led to significantly lower oil prices in the first quarter of 2020, the Company permanently closed three of its businesses supporting the energy end market. As the Company’s long-term outlook for the energy market is significantly reduced from prior cycles with an unclear path to recovery, Reliance also assessed its remaining energy businesses, which resulted in pretax charges of $137.5 million, including a $97.7 million impairment charge and $39.8 million of inventory write-downs included in cost of sales.

Semiconductor demand in the first quarter of 2020 continued to improve steadily from 2019. Reliance remains cautiously optimistic demand will continue to improve in 2020 relative to 2019.

Balance Sheet & Cash Flow
At March 31, 2020, Reliance had total debt outstanding of $1.84 billion with $831.5 million available for borrowing on its $1.5 billion revolving credit facility. The Company’s net debt-to-total capital ratio was 25.4%. During the first quarter of 2020, Reliance generated net cash provided by operating activities of $170.8 million, an increase of 45.7% year-over-year.

“We have a strong balance sheet with an investment grade credit rating and significant availability on our revolving credit facility. Our cash flow generation is countercyclical in nature, and when combined with effective working capital management, helps ensure we have ample liquidity to continue operating our business through this challenging time,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. “Given the significant uncertainty that currently exists, we have adjusted our capital allocation priorities to focus on cash preservation, including right-sizing our inventory and pausing non-essential capital expenditures. Nevertheless, we remain committed to concurrently making investments that support the long-term growth and sustainability of our company as well as continuing to provide returns to our stockholders.”

Impairment and Restructuring Charge
Reliance recorded a pretax impairment and restructuring charge of $137.5 million, or $1.53 per diluted share, in the first quarter of 2020 due to the Company's planned closure of certain operations servicing the energy market and revised long-term outlook for recovery of this market.

Stockholder Return Activity
On April 21, 2020, the Board of Directors declared a quarterly cash dividend of $0.625 per share of common stock, payable on June 12, 2020 to stockholders of record as of May 29, 2020. Reliance has paid regular quarterly dividends for 61 consecutive years and has increased the dividend 27 times since its 1994 IPO.

In the first quarter of 2020, Reliance repurchased $300.0 million of its common stock, or 3.3 million shares, at an average cost of $90.09 per share. The Company did not repurchase any shares of its common stock in the first quarter of 2019. At March 31, 2020, approximately 3.1 million shares remained available for repurchase, or approximately 5% of the Company’s common shares currently outstanding, under the Company’s stock repurchase program.

Business Outlook
Due to the macroeconomic uncertainty stemming from the coronavirus pandemic and overall lack of visibility into future demand trends, metal pricing and market conditions in the end markets in which Reliance operates, the Company will not provide guidance for the second quarter ending June 30, 2020 at this time.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s first quarter 2020 financial results and business outlook will be held today, April 23, 2020 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13700859. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, May 7, 2020 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13700859. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939 and headquartered in Los Angeles, California, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and thirteen countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2019, Reliance’s average order size was $2,090, approximately 51% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry, end markets, business strategies and expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements including, but not limited to, actions taken by us, including restructuring or cash-preservation initiatives, as well as developments beyond our control, including, but not limited to, the impact of COVID-19 and changes in worldwide and U.S. economic conditions that materially impact our customers and the demand for our products and services. The extent to which the COVID-19 pandemic will continue to negatively impact our operations will depend on future developments which are highly uncertain and cannot be predicted, including the duration of the outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, the actions taken to control the spread of COVID-19 or treat its impact, and changes in worldwide and U.S. economic conditions. Further deteriorations in economic conditions, as a result of COVID-19 or otherwise, could lead to a further or prolonged decline in demand for our products and services and negatively impact our business, and may also impact financial markets and corporate credit markets which could adversely impact our access to financing, or the terms of any financing. We cannot at this time predict the extent of the impact of the COVID-19 pandemic and resulting economic impact, but it could have a material adverse effect on our business, financial position, results of operations and cash flows. Other factors which could cause actual results to differ materially from our forward-looking statements include those disclosed in reports Reliance has filed with the United States Securities and Exchange Commission (the “SEC”). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other documents Reliance files or furnishes with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

First Quarter 2020 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q1 2020	Q4 2019	Sequential Quarter Change	Q1 2019	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,183.1	1,110.0	6.6%	1,196.0	(1.1%)	(1.2%)	(16.4%)
Aluminum	85.4	79.5	7.4%	88.9	(3.9%)	(2.4%)	(5.8%)
Stainless steel	79.2	71.5	10.8%	78.7	0.6%	(2.7%)	(1.0%)
Alloy	45.7	41.9	9.1%	55.5	(17.7%)	1.0%	(0.4%)

	Sales ($'s in millions; % change)
	Q1 2020	Q4 2019	Sequential Quarter Change	Q1 2019	Year-Over-Year Change
Carbon steel	$1,316.2	$1,250.5	5.3%	$1,593.6	(17.4%)
Aluminum	$512.2	$489.3	4.7%	$565.8	(9.5%)
Stainless steel	$404.9	$375.6	7.8%	$406.5	(0.4%)
Alloy	$151.4	$137.1	10.4%	$184.3	(17.9%)

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Net sales	$2,572.9	$2,956.6

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,792.2	2,089.7
Warehouse, delivery, selling, general and administrative	522.7	532.1
Depreciation and amortization	57.0	54.0
Impairment of long-lived assets	97.7	—
	2,469.6	2,675.8

Operating income	103.3	280.8

Other expense:
Interest expense	16.9	24.2
Other expense, net	3.3	1.1
Income before income taxes	83.1	255.5
Income tax provision	20.2	63.9
Net income	62.9	191.6
Less: Net income attributable to noncontrolling interests	1.2	1.5
Net income attributable to Reliance	$61.7	$190.1

Earnings per share attributable to Reliance stockholders:
Diluted	$0.92	$2.80
Basic	$0.93	$2.83

Shares used in computing earnings per share:
Diluted	67,248	67,926
Basic	66,337	67,127

Cash dividends per share	$0.625	$0.55

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	March 31,	December 31,
	2020	2019*
ASSETS
Current assets:
Cash and cash equivalents	$172.1	$174.3
Accounts receivable, less allowance for doubtful accounts of $20.6 at March 31, 2020 and $17.8 at December 31, 2019	1,216.1	1,067.8
Inventories	1,630.0	1,645.7
Prepaid expenses and other current assets	68.2	85.2
Income taxes receivable	—	37.2
Total current assets	3,086.4	3,010.2
Property, plant and equipment:
Land	239.5	239.8
Buildings	1,211.5	1,195.1
Machinery and equipment	2,062.5	2,044.4
Accumulated depreciation	(1,721.8)	(1,684.1)
Property, plant and equipment, net	1,791.7	1,795.2

Operating lease right-of-use assets	201.5	201.5
Goodwill	1,998.8	2,003.8
Intangible assets, net	928.0	1,031.1
Cash surrender value of life insurance policies, net	35.2	42.7
Other assets	43.9	46.6
Total assets	$8,085.5	$8,131.1

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$347.0	$275.0
Accrued expenses	85.8	67.4
Accrued compensation and retirement costs	127.9	172.1
Accrued insurance costs	46.5	43.4
Current maturities of long-term debt and short-term borrowings	64.8	64.9
Current maturities of operating lease liabilities	52.4	52.5
Income taxes payable	11.2	—
Total current liabilities	735.6	675.3
Long-term debt	1,772.3	1,523.6
Operating lease liabilities	149.7	149.5
Long-term retirement costs	81.2	87.0
Other long-term liabilities	12.6	12.3
Deferred income taxes	434.8	469.3
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000
Issued and outstanding shares — 63,641 at March 31, 2020 and 66,854 at December 31, 2019	0.1	122.2
Retained earnings	5,028.6	5,189.5
Accumulated other comprehensive loss	(136.5)	(105.1)
Total Reliance stockholders’ equity	4,892.2	5,206.6
Noncontrolling interests	7.1	7.5
Total equity	4,899.3	5,214.1
Total liabilities and equity	$8,085.5	$8,131.1

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 31,
	2020	2019
Operating activities:
Net income	$62.9	$191.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	57.0	54.0
Impairment of long-lived assets	97.7	—
Provision for uncollectible accounts	3.8	1.7
Deferred income tax benefit	(33.5)	(0.1)
Stock-based compensation expense	8.9	8.2
Other	9.7	1.7
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(155.8)	(180.7)
Inventories	12.4	(119.0)
Prepaid expenses and other assets	68.3	41.2
Accounts payable and other liabilities	39.4	118.6
Net cash provided by operating activities	170.8	117.2

Investing activities:
Purchases of property, plant and equipment	(55.5)	(53.0)
Other	0.5	4.3
Net cash used in investing activities	(55.0)	(48.7)

Financing activities:
Proceeds from long-term debt borrowings	667.0	374.0
Principal payments on long-term debt	(419.0)	(391.0)
Dividends and dividend equivalents paid	(41.9)	(39.6)
Share repurchases	(300.0)	—
Noncontrolling interest purchased	(8.0)	—
Other	(5.5)	(8.8)
Net cash used in financing activities	(107.4)	(65.4)
Effect of exchange rate changes on cash and cash equivalents	(10.6)	2.3
(Decrease) increase in cash and cash equivalents	(2.2)	5.4
Cash and cash equivalents at beginning of year	174.3	128.2
Cash and cash equivalents at end of period	$172.1	$133.6

Supplemental cash flow information:
Interest paid during the period	$6.0	$13.6
Income taxes paid during the period, net	$5.2	$7.9

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP PRETAX INCOME, EARNINGS AND GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2020	2019	2019	2020	2019	2019
Net income attributable to Reliance	$61.7	$165.6	$190.1	$0.92	$2.44	$2.80
Impairment and restructuring charge	137.5	—	—	2.04	—	—
Income tax benefit related to above item	(34.4)	—	—	(0.51)	—	—
Non-GAAP net income attributable to Reliance	$164.8	$165.6	$190.1	$2.45	$2.44	$2.80

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Pretax income	$83.1	$209.6	$255.5
Impairment and restructuring charge	137.5	—	—
Non-GAAP pretax income	$220.6	$209.6	$255.5

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Gross profit - LIFO	$780.7	$794.2	$866.9
Restructuring charge	39.8	—	—
Non-GAAP gross profit	820.5	794.2	866.9
LIFO income	(20.0)	(81.0)	(12.5)
Non-GAAP gross profit - FIFO	$800.5	$713.2	$854.4

Gross profit margin - LIFO	30.3%	32.4%	29.3%
Restructuring charge as a % of sales	1.6%	—	—
Non-GAAP gross profit margin	31.9%	32.4%	29.3%
LIFO income as a % of sales	(0.8%)	(3.3%)	(0.4%)
Non-GAAP gross profit margin - FIFO	31.1%	29.1%	28.9%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include an impairment and restructuring charge mainly related to certain of the Company's energy-related businesses and the closure of some of its locations, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Pretax Income, Earnings and Gross Profit Reconciliation.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).